Exhibit 99.1

P&F INDUSTRIES ACQUIRES WOODMARK INTERNATIONAL

FARMINGDALE, N.Y. – June 30, 2004 — P&F Industries, Inc., (Nasdaq NM: PFIN) today announced its acquisition of the assets comprising the business of the former Woodmark International L.P., an importer and manufacturer of builders’ hardware whose product offerings include staircase components and kitchen and bath hardware and accessories. This business will become a subsidiary of Countrywide Hardware, Inc. named Woodmark International, L.P.  This acquisition will be immediately accretive to earnings.

Woodmark will be headquartered in Plano, Texas, with a sales and distribution office in Lithia Springs, Georgia.  The company has 55 employees and has been consistently profitable over the last twenty years, with $26 million in revenues in 2003.  Woodmark imports a majority of its staircase components and kitchen and bath products through an exclusive representative in Taiwan that sources from factories in China, Indonesia and Taiwan, among other Asian countries.  Current management will continue to operate the company.

Richard Horowitz, Chairman, President and Chief Executive Officer of P&F, explained, “Woodmark’s distribution channels and warehouse facilities will provide P&F with significant operating leverage and enable us to continue to enhance our product offerings to the residential construction and home improvement industry. We expect Woodmark’s consistent double-digit growth, combined with its Asian sourcing expertise and buying power, to further support Countrywide’s continued success.”

P&F Industries, Inc., through its four wholly-owned subsidiaries, Florida Pneumatic Manufacturing Corporation, Countrywide Hardware, Inc., Green Manufacturing, Inc., and Embassy Industries, Inc., manufactures and/or imports air-powered tools, builders’ hardware, hydraulic cylinders, and baseboard and radiant heating products.  P&F’s products are sold under their own trademarks, as well as under the private labels of major manufacturers and retailers.

This is a “Safe-Harbor” Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those related to the Company’s future performance, are based upon the Company’s historical performance and on current plans, estimates and expectations, which are subject to various risks and uncertainties, including, but not limited to, the impact of competition, product demand and pricing.  These risks could cause the Company’s actual results for the 2004 fiscal year and beyond to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

P & F Industries, Inc.	Lippert/Heilshorn & Associates, Inc.
Joseph A. Molino, Jr.	Jody Burfening/Seema Brin
Chief Financial Officer	Investor Relations
631-694-1800	212-838-3777
www.pfina.com	jburfening@lhai.com /sbrin@lhai.com